INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement of ASR Investments Corporation on Form S-3 of our report dated March 18, 1997 on the financial statements of ASR Investments Corporation for each of the three years in the period ended December 31, 1996 appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of ASR Investments Corporation on Form S-3 of:
(a) our report dated April 25, 1997 on the Winton Properties combined historical summary of revenues and certain operating expenses for the year ended December 31, 1996; (b) our report dated May 23, 1997 on La Privada Apartments' historical summary of revenues and certain operating expenses for the year ended December 31, 1996; (c) our report dated May 29, 1997 on London Park Apartments' historical summary of revenues and certain operating expenses for the year ended December 31, 1996; and (d) our report dated August 27, 1997 on the MTP Properties' combined historical summary of revenues and certain operating expenses for the year ended December 31, 1996.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Tucson, Arizona
August 27, 1997